Exhibit 99.1

AMERICAN MEDICAL ALERT CORPORATION
REPORTS STRONG SECOND QUARTER 2008 RESULTS

OCEANSIDE, New York. –August 12, 2008 –American Medical Alert Corp. (NASDAQ: AMAC) a provider of healthcare communication services and advanced telehealth monitoring technologies, today announced operating results for the quarter and six months ended June 30, 2008, the highlights of which are as follows:

•	Company-wide net income increased approximately 18% for the six months ended June 30, 2008 as compared to same period last year.

•	EBITDA continues to improve on a year over year basis as evidenced with the latest 13% increase through June 30, 2008.

•	Company balance sheet as of June 30, 2008 remains strong with working capital at approximately $3.9 million and debt to equity ratio of .22 to 1.

Revenues for the quarter ended June 30, 2008, consisting primarily of monthly recurring revenues (MRR), increased 7% to $9,539,321 as compared to $8,898,806 for the same period in 2007. Net income for the quarter ended June 30, 2008 increased 12% to $458,026 or $.05 per diluted share as compared to $407,260 or $.04 per diluted share for the same period in 2007.

Revenues for the six months ended June 30, 2008 increased 9% to $19,175,066, as compared to $17,601,642 for the same period in 2007. Net income for the six months ended June 30, 2008 increased 18% to $910,383 or $0.09 per diluted share as compared to a net income of $773,968 or $0.08 per diluted share for the previous year. Net Income for the trailing twelve months ended June 30, 2008 and 2007 was $1,650,647 and $1,511,954 respectively, representing an increase of 9%.

Earnings before interest, taxes and depreciation and amortization (“EBITDA”) for the six months ended June 30, 2008 increased 7% to $3,847,278 as compared to $3,579,732 for the same period in 2007. EBITDA for the trailing twelve months ended June 30, 2008 and 2007 was $7,711,062 and $6,851,362 respectively, a 13% increase.

Jack Rhian, AMAC’s Chief Executive Officer and President, explained, “The results of the past three and six months of 2008 support our Fiscal 2008 projections issued last week. Within our HSMS division we are achieving excellent and consistent gross profitability. During the second quarter the Company was in the final stages of a system consolidation at two of our call center locations. As we enter the second half of 2008, we expect to realize improved profitability as a direct result of this TBCS operating consolidation initiative. With respect to revenue enhancement, we plan to stay focused on our previously declared growth drivers that include our Walgreens Ready Response PERS program, Medication Management and our TBCS Patient Appointment Concierge Solutions and Clinical Trials Recruitment initiatives.”

The Company invites investors and others to listen to the conference call live over the Internet or by dialing in to 877-407-0782 at 10:00 a.m. ET.

What:	American Medical Alert Corp. Second Quarter 2008 Results
When:	Tuesday August 12, 2008, 10:00 a.m. ET
Where:	http://www.investorcalendar.com/IC/CEPage.asp?ID=132844
How:	Log on to the web at the address above, and click on the audio link or dial in 877-407-0782 to participate.

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates nine communication centers under local trade names: H-LINK OnCall, Long Island City, NY and Clovis NM, North Shore TAS, Port Jefferson, NY, Live Message America, Audubon, NJ, ACT Teleservice, Newington, CT and Springfield, MA, MD OnCall, Cranston RI and Capitol Medical Bureau Rockville, MD, American MediConnect and Phone Screen Chicago, IL to support the delivery of high quality, healthcare communications.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the Company has provided information regarding certain non-GAAP financial measure. This measure is “earnings before interest, taxes and depreciation and amortization (“EBITDA”)”. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that the non-GAAP financial measure used in this press release is useful to both management and investors in their analysis of the Company’s financial position and results of operations. Management believes that EBITDA is a useful measure of the Company's financial performance as it is an indicator of the Company's ability to generate cash flow to make acquisitions, reinvest in new telehealth products and liquidate liabilities. Management also uses EBITDA for planning purposes to determine appropriate levels of operating and capital investments.

EBITDA is a non-GAAP financial measure and although management and some members of the investment community utilize it to measure financial performance, EBITDA should not be viewed as a substitute for financial data prepared in accordance with GAAP or as a measure of profitability. Additionally, the non-GAAP financial measure as presented by AMAC may not be comparable to similarly titled measures reported by other companies.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes, costs relating to ongoing FCC remediation efforts, our expansion plans, and product liability risks.

Statements of income for the three and six months ended June 30, 2008 and 2007 and balance sheets as of June 30, 2008 and December 31, 2007 are attached.

AMAC SELECTED FINANCIAL DATA

	Three Months Ended		Six Months Ended
	6/30/2008	6/30/2007	6/30/2008	6/30/2007

Revenues	$9,539,321	$8,898,806	$19,175,066	$17,601,642

Net Income	$458,026	$407,260	$910,383	$773,968

Net Income per Share
Basic	$0.05	$0.04	$0.10	$0.08
Diluted	$0.05	$0.04	$0.09	$0.08

Basic Weighted Average
Shares Outstanding	9,417,701	9,261,738	9,411,886	9.232,958

Diluted Weighted Average
Shares Outstanding	9,717,985	9,692,433	9,708,325	9,635,350

CONDENSED BALANCE SHEET

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS

Current Assets	$8,744,704	$8,672,362
Fixed Assets – Net	11,221,914	10,799,313
Other Assets	15,317,327	15,481,546

Total Assets	$35,283,945	$34,953,221

Current Liabilities	$4,884,971	$5,070,893
Deferred Income Tax	937,000	947,000
Long-term Debt	3,975,000	4,694,316
Long-term portion of capital lease	10,291	32,425
Other Liabilities	579,342	537,922

Total Liabilities	$10,386,604	$11,282,556

Stockholders’ Equity	24,897,341	23,670,665
Total Liabilities and Stockholders’ Equity	$35,283,945	$34,953,221

Earnings before interest, taxes and depreciation and amortization for the six months and trailing twelve months ended June 30, 2008 and 2007.

		Add:		Less:
	6/30/08	12/31/2007	Subtotal	6/30/2007	Total

Net Income	910,383	1,514,232	2,424,615	773,968	1,650,647
Add Backs:
Taxes	633,000	1,146,000	1,779,000	596,000	1,183,000
Interest	166,868	481,166	648,034	255,136	392,898
Depreciation & Amort.	2,137,027	4,302,118	6,439,145	1,954,628	4,484,517

EBITDA	3,847,278				7,711,062

		Add:		Less:
	6/30/07	12/31/2006	Subtotal	6/30/2006	Total

Net Income	773,968	1,262,529	2,036,497	524,543	1,511,954
Add Backs:
Taxes	596,000	869,000	1,465,000	448,000	1,017,000
Interest	255,136	394,613	649,749	175,748	474,001
Depreciation & Amort.	1,954,628	3,515,262	5,469,890	1,621,483	3,848,407

EBITDA	3,579,732				6,851,362